EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ASYST REPORTS RESULTS FOR FIRST QUARTER OF FISCAL 2009
     FREMONT, Calif., July 30, 2008 — Asyst Technologies, Inc. (Nasdaq: ASYT), the leader in Agile Automation™, today reported financial results for its fiscal first quarter ended June 30, 2008.
     Net loss for the fiscal first quarter according to GAAP was $10.6 million, or $0.21 per share, which compares with $12.9 million, or $0.26 per share, in the prior sequential quarter. Non-GAAP net loss for the fiscal first quarter was $7.2 million, or $0.14 per share, which compares with a net loss of $10.3 million, or $0.21 per share, in the prior sequential quarter.
     Net sales for the fiscal first quarter were $100.3 million, which compares with $94.3 million in the prior sequential quarter. Net sales related to automated material handling systems (AMHS) were $67.6 million, which compares with $62.0 million in the prior sequential quarter. Net sales related to tool and fab automation solutions were $32.7 million, which compares with $32.3 million in the prior sequential quarter.
     Steve Schwartz, chair and chief executive officer of Asyst, said, “Results for the quarter were in-line with our expectations and we are pleased with the progress of two of our key initiatives to drive shareholder value – developing and penetrating new products and reducing ongoing SG&A expense. We are on track with our product development programs, with multiple new products, customer evaluations, and design wins announced earlier this month. We believe these new products, combined with our status as a preferred supplier to many of the industry’s strongest customers, solidly positions Asyst for the next upturn in the semiconductor equipment cycle.”
     Michael A. Sicuro, chief financial officer, said, “Through our previously disclosed cost reduction initiatives, we achieved a $4 million decrease in ongoing selling, general & administrative expense quarter-on-quarter, while maintaining our commitment to new product development. We expect to achieve a further reduction in ongoing SG&A expenses in the September quarter and continue to expect improving operational performance in each quarter of the current fiscal year.”
     The company provided the following guidance for the fiscal second quarter ending Sept. 30, 2008:
•	Consolidated net sales are expected to be in the range of $90-$95 million. AMHS sales are expected to be in the range of $65-$70 million, and tool and fab automation sales are expected to be approximately $25 million.

•	Net loss in accordance with GAAP is expected to be in the range of $0.20 to $0.25 per share.

•	Non-GAAP net loss is expected to be in the range of $0.12 to $0.17 per share. In calculating non-GAAP net loss per share, the company expects to exclude approximately $4.0 million for intangibles amortization, net of taxes, and fees and expenses related to its proxy contest.
Mr. Schwartz concluded, “Based on ongoing discussions with customers, we continue to expect AMHS bookings to be stronger in the September quarter and expect the uplift to continue over the second half of our March 2009 fiscal year. That would support the beginnings of a recovery in our tool and fab automation product sales in the first half of calendar 2009, which is consistent with the general outlook for the broader equipment industry.”
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
Conference Call Details
The live conference call discussing these results is available today at 5:00 pm eastern time by dialing 303-262-2006. A live webcast of the conference call is publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available for approximately two weeks by dialing (303) 590-3000, followed by the passcode 11117863#.
About Our Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with GAAP, Asyst also reports adjusted net income and net income per share, referred to respectively as “non-GAAP net income” and “non-GAAP net income per share.” Non-GAAP measures exclude the effect of amortization of intangible assets, restructuring charges associated with facility and operating consolidation and severance benefits associated with headcount reductions, stock option investigation expenses, acquisition expenses related to the AMHS segment, write-off of fees from the early extinguishment of debt, write-off of deferred financing costs resulting from amendment to our credit facility, incremental proxy contest costs and related professional fees, fees and expenses related to the early redemption of convertible debentures, non-recurring foreign currency translation gains (losses) from inter-company loans, and the associated income tax effect related to these non-GAAP adjustments. Non-GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares — diluted. Asyst’s management believes the non-GAAP information is useful because it can enhance the understanding of the company’s ongoing operating performance; Asyst also uses non-GAAP reporting internally to evaluate and manage its operations. Asyst has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how Asyst analyzes its operating results internally. Management also believes that these non-GAAP financial measures may be used to facilitate comparisons of our results with those of other companies in our industry. The non-GAAP net income and non-GAAP net income per share should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of Asyst’s results as reported under GAAP.

Forward Looking Statements
Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements regarding future financial results; and other factors more fully detailed in the company’s Annual Report on Forms 10-K and 10-K/A for the year ended March 31, 2008, and other reports filed with the Securities and Exchange Commission. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: uncertainties whether the results, including our ability to achieve forecasted revenues, margins and profitability; failure to respond to rapid demand shifts; dependence on a few significant customers; the timing and scope of decisions by customers to transition and expand fabrication facilities and investment in fab automation equipment; ability to maintain or expand market share in our product segments; ability to improve gross margins through product cost reduction, volume increases, and supply chain initiatives; continued risks associated with the acceptance of new products and product capabilities; the volatility of semiconductor industry cycles and the depth and duration of industry downturns; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay the recognition, amount, or timing of our forecasted revenue or bookings; competition in the semiconductor equipment industry and specifically in AMHS; failure to retain and attract key employees; and other factors more fully detailed in the company’s Annual Report on Forms 10-K and 10-K/A for the year ended March 31, 2008, and other reports filed with the Securities and Exchange Commission.
IMPORTANT INFORMATION / SOLICITATION PARTICIPANTS LEGEND
Asyst Technologies, Inc. plans to file with the SEC and make available to its shareholders a proxy statement and a white proxy card in connection with its 2008 annual meeting, and advises its shareholders to read the proxy statement relating to the 2008 annual meeting when it becomes available, because it will contain important information. Shareholders may obtain a free copy of the proxy statement and other documents (when available) that Asyst files with the SEC at the SEC’s website at www.sec.gov. The proxy statement and these other documents may also be obtained for free from Asyst by directing a request to Asyst Technologies, Inc., Attn: Investor Relations, John Swenson, 46897 Bayside Parkway, Fremont, California 94538, or from Asyst at www.asyst.com.
Asyst, its directors and named executive officers may be deemed to be participants in the solicitation of Asyst’s shareholders in connection with its 2008 annual meeting. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Asyst’s preliminary proxy statement filed with the SEC on July 29, 2008.
“Asyst” is a registered trademark, and “Agile Automation” is a trademark, of Asyst Technologies, Inc. Copyright 1993-2008, Asyst Technologies, Inc. All Rights Reserved.

Contact:	John Swenson
Vice President, Investor Relations & Corporate Treasurer
510-661-5000
(Tables to Follow)

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	June 30,	March 31,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$67,210	$95,669
Accounts receivable, net	130,037	119,717
Inventories	29,825	39,407
Prepaid expenses and other	20,391	18,983

Total current assets	247,463	273,776

Long-term Assets:
Property and equipment, net	28,225	29,452
Goodwill	92,605	98,777
Intangible assets, net	24,220	29,271
Other assets	16,237	14,377

Total long-term assets	161,287	171,877

Total assets	$408,750	$445,653

Liabilities, minority interest & shareholders’ equity
Current liabilities:
Short-term loans and notes payable	$76,340	$36,167
Current portion of long-term debt and capital leases	8,293	7,011
Accounts payable	83,195	94,666
Accrued and other liabilities	69,120	77,303
Deferred margin	4,592	5,844

Total current liabilities	241,540	220,991

Long-term liabilities:
Long-term debt and capital leases, net of current portion	70,163	112,667
Deferred tax and other long-term liabilities	19,634	24,261

Total long-term liabilities	89,797	136,928

Minority interest	156	134

Shareholders’ equity	77,257	87,600

Total liabilities, minority interest and shareholders’ equity	$408,750	$445,653

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

		Three Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007
Net sales	$100,344	$94,296	$121,620
Cost of sales	74,411	66,943	81,457

Gross profit	25,933	27,353	40,163

Operating expenses
Research and development	10,893	11,923	8,299
Selling, general and administrative	20,208	27,500	21,668
Amortization of acquired intangible assets	3,257	3,095	5,807
Restructuring and other charges	476	954	545

Total operating expenses	34,834	43,472	36,319

(Loss) income from operations	(8,901)	(16,119)	3,844

Other income (expense), net	(6,663)	2,744	(3,751)

(Loss) income before income taxes and minority interest	(15,564)	(13,375)	93
Benefit from (provision for) income taxes	5,009	459	(474)
Minority interest	(2)	(33)	(5)

Net loss	$(10,557)	$(12,949)	$(386)

Basic and diluted net loss per share	$(0.21)	$(0.26)	$(0.01)

Shares used in computing basic net loss per share	50,230	49,912	49,457

Shares used in computing diluted net loss per share	50,230	49,912	49,457

ASYST TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except per share data)

		Three Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007
GAAP net loss	$(10,557)	$(12,949)	$(386)

Non-GAAP adjustments:
Amortization of acquired intangible assets	3,257	3,095	5,807
Restructuring and severance charges	476	954	545
Foreign currency translation	—	—	2,568
Write-off of previously deferred financing costs as a result of an amendment to our credit facility	906	—	—
Incremental proxy contest costs and related professional fees incurred	419	—	—
Income tax effect of Non-GAAP adjustments	(1,746)	(1,371)	(3,216)

Non-GAAP net (loss) income	$(7,245)	$(10,271)	$5,318

Diluted net (loss) income per share
GAAP	$(0.21)	$(0.26)	$(0.01)
Non-GAAP	$(0.14)	$(0.21)	$0.11

Weighted shares used in the per share calculation — diluted (GAAP)	50,230	49,912	49,457
Non-GAAP adjustment	—	—	761

Weighted shares used in the per share calculation — diluted (Non-GAAP)	50,230	49,912	50,218